CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Variable Trust and to the use of our report dated February 13, 2014 on the financial statements and financial highlights of Innealta Capital Country Rotation Portfolio and Innealta Capital Sector Rotation Portfolio, each a series of shares of beneficial interest of Northern Lights Variable Trust.  Such financial statements and financial highlights appear in the December 31, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 21, 2014